August 3, 1999


EnergyNorth Natural Gas Inc.
1260 Elm Street
Manchester, NH  03105-0329

Attention: Mr. Donald E. Carroll via facsimile: (603) 623-4644

RE: CONTRACT RESTRUCTURING LETTER AGREEMENT

Dear Don:

     This Contract Restructuring Letter Agreement ("Letter Agreement") is entered into by and between Tennessee Gas Pipeline Company ("Tennessee"), and EnergyNorth Natural Gas Inc. ("EnergyNorth"). Whereas, Tennessee and EnergyNorth (being hereinafter individually referred to as a "Party" and collectively referred to as the "Parties"), have agreed upon the terms and conditions under which to extend and amend certain Firm Transportation and Storage Service Agreements ("Firm Agreement(s)") to restructure the firm services received by EnergyNorth from Tennessee (hereinafter referred to as "Contract Restructuring"), the Parties wish to proceed with the Contract Restructuring based on the following terms and principles subject to the execution and regulatory approval of final agreements effectuating the provisions described herein:

1.   FT-A Transportation Agreement No. 8587 ("K #8587")

     (a) EnergyNorth shall elect to extend a Transportation Quantity ("TQ") of 25,407 Dth/d (i.e., 100% of the currently existing Maximum Daily Quantity) of K #8587 pursuant to Article III, Section 10.5 of the General Terms and Conditions of Tennessee's FERC Gas Tariff for a period of three years such that the subsequent expiration date of K #8587 is October 31, 2003. This extension shall constitute the Primary Extended Term as outlined in Section 10.5.

     (b) Subject to EnergyNorth's election to extend the Firm Agreement as described in Section 1(a) and participation in an open season to change primary points in accordance with Article XXVIII, Section
          5.7 of the General Terms and Conditions of Tennessee's FERC Gas Tariff, Tennessee shall allow EnergyNorth to amend K #8587 to effectuate a change in primary receipt points from meters located in Zones 00, 0L, and 01 to meter number 07-0018, Tennessee's Northern Storage Withdrawal (located in Tennessee's Zone 4) to be effective on November 1, 1999;




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          provided, however, EnergyNorth's rights shall be
          limited to 3,811 Dth/d (i.e., 15% of the TQ).
          The reduction of primary firm receipt meter TQ by 3,811 Dth/d from the current primary receipt points in Zones 00, 0L, and 01 shall be implemented pro rata across K #8587. Thus, the currently existing Zones 00, 0L and 01 primary receipt points on K #8587 shall each be reduced by 15% and meter number 07-0018 shall be increased by the like quantity so that the receipt quantity of K #8587 is thereby preserved.

     (c) Subject to EnergyNorth's successful primary receipt point amendment as described in Section
          1(b), EnergyNorth shall remit a cash payment to Tennessee no later than November 1, 1999 which shall be equivalent to 60% of the applicable Base
          Reservation Rates for a one year period
          apportioned as follows:

               Zone 00 - Zone 04 1,242 Dth/d
               Zone 0L - Zone 04 2,476 Dth/d
               Zone 01 - Zone 04    93 Dth/d

     d)   Subject to EnergyNorth's compliance with Sections 1(a),
          (b) and (c), for the period commencing on November 1, 1999 and extending through the Primary Extended Term, EnergyNorth shall pay a negotiated rate for service under K #8587 comprised of the following: (1) Tennessee's Base Reservation Rate effective as of November 1, 1999; and (2) Tennessee's Base Commodity Rate effective as of November 1, 1999. In addition, EnergyNorth shall pay all then-effective surcharges and applicable fuel (The rates are therefore fixed, but the surcharges and fuel charges are not). During the period defined above, this Letter Agreement shall be the sole agreement between the Parties affecting the rates.

2.   FT-A Transportation Agreement No. 632 ("K #632")

     (a) EnergyNorth shall elect to extend a TQ of 15,265 Dth/d (i.e., 100% of the currently existing Maximum Daily Quantity) of K #632 pursuant to
          Article III, Section 10.5 of the General Terms and Conditions of Tennessee's FERC Gas Tariff for a period of four years such that the subsequent expiration date of K #632 is October 31, 2004. This extension shall constitute the Primary Extended Term as outlined in Section 10.5.

     (b)  Subject to EnergyNorth's compliance with Section
          2(a), for the period commencing on November 1, 1999 and extending through the Primary Extended
          Term, EnergyNorth shall pay a negotiated rate for service under K #632 comprised of the following:
          (1) Tennessee's Base Reservation Rate effective as of November 1, 1999; and (2) Tennessee's Base




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          Commodity Rate effective as of November 1, 1999.
          In addition, EnergyNorth shall pay all then-effective surcharges and applicable fuel (The rates are therefore fixed, but the surcharges and fuel charges are not). During the period defined above, this Letter Agreement shall be the sole agreement between the Parties affecting the rates.

3.   FS-MA Firm Storage Agreement No. 523 ("K #523")

     (a) EnergyNorth shall elect to extend 100% of the currently existing Maximum Storage Quantity ("MSQ") of K #523 pursuant to Article III, Section
          10.5 of the General Terms and Conditions of Tennessee's FERC Gas Tariff for a period of four years such that the subsequent expiration date of K #523 is October 31, 2004. This extension shall constitute the Primary Extended Term as outlined in Section 10.5. Unless otherwise expressly agreed by Tennessee, EnergyNorth's currently existing Maximum Daily Injection Quantity, Maximum Daily Withdrawal Quantity and ratchet levels under K #523 shall remain in effect through the Primary Extended Term.

     (b)  Subject to EnergyNorth's compliance with Section
          3(a), for the period commencing on November 1, 1999 and extending through the Primary Extended
          Term, EnergyNorth shall pay a negotiated rate for service under K #523 comprised of the following:
          (1)  Tennessee's Tariff Rate effective as of
          November 1, 1999 for deliverability, space, injection, withdrawal and overrun. In addition, EnergyNorth shall pay all then-effective surcharges and applicable fuel (The rates are therefore fixed, but the surcharges and fuel charges are not).

4.   Letter Agreement

     (a) This Letter Agreement shall be treated as confidential and the Parties agree not to disclose any information concerning this Letter Agreement including, without limitation, the existence of this Letter Agreement without the prior written consent of the other Party except to employees, consultants, agents and advisors who must be aware of the Letter Agreement to perform the Party's obligations hereunder if these persons have agreed to be bound by the Parties' confidentiality obligations; provided, however, either Party may disclose the terms of this Letter Agreement if: one, such disclosure is required in a judicial or administrative process in connection with any action, suit, proceeding, investigation, audit or claim or otherwise by applicable law and two, the Party requests confidential treatment of the disclosure in the judicial or administrative process.

     (b) Notwithstanding anything herein to the contrary, this Letter Agreement and the execution of any agreements to effectuate the arrangements proposed in this Letter Agreement shall be in accordance with and subject to the terms of Tennessee's FERC Gas Tariff and to all valid laws, orders, rules and regulations of duly constituted authorities having jurisdiction as amended from time to time and to the receipt and acceptance of all regulatory authorizations necessary on terms acceptable to Tennessee; provided further, if the regulatory authorizations are not received in time to implement all of the terms of this Letter Agreement by November 1, 1999, Tennessee shall have the right to terminate this Letter Agreement at any time prior to November 1, 1999.

     (c) EnergyNorth and Tennessee agree to cooperate in the preparation and filing of all necessary applications for authorizations and to support such filings in their entirety to effectuate the arrangements proposed in this Letter Agreement.

     (d) If either Party is deprived of any right or benefit that is the subject matter of this Letter Agreement, and if the deprivation is not caused by the action or inaction of the deprived Party (including any actions required to perform a condition precedent) then this Letter Agreement shall be and is terminated ab initio, and any other agreements entered into to effectuate the provisions of this Letter Agreement shall be deemed null and void. To the extent any benefits have been extended, one Party to the other, prior to the termination, then the recipient of those benefits shall return them to the other Party so that the Parties will be returned to a position equal to that as if this Letter Agreement had never been executed.

     If this Letter Agreement accurately represents your understanding of the agreement among Tennessee and EnergyNorth, please have the appropriate party execute the facsimile copy of this Letter Agreement and return same to the undersigned. Upon execution by Tennessee, I will fax one (1) fully executed original of the Letter Agreement for your retention. If you have any questions, please do not hesitate to contact me at (713) 420-3627.

                              Sincerely,


                              James R. Eckert
                              Account Manager
                              Marketing Northern Accounts

AGREED TO AND ACCEPTED                  AGREED TO AND ACCEPTED
THIS _____ DAY OF __________, 1999.     THIS _____ DAY OF __________, 1999.
TENNESSEE GAS PIPELINE COMPANY          ENERGYNORTH NATURAL GAS, INC.

By:  _________________________          By: _________________________

Name:  _______________________          Name:  ______________________

Title:  ______________________          Title: _____________________